EXHIBIT 23.6
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statement on Form S-3 of Liberty Global, Inc. of our report dated February 25, 2005, with respect to the consolidated financial statements of Cordillera Communications Holding Limitada and subsidiaries as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 included in the Annual report on Form 10-K/A (Amendment No. 3) of Liberty Media International, Inc. for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG Ltda.
Santiago, Chile
October 11, 2005